                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                                PRISM SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     007429 47 1
--------------------------------------------------------------------------------
                                    (CUSIP NUMBER)

                                        N/A
--------------------------------------------------------------------------------

              (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:
          / /  Rule 13d-1(b)

          / /  Rule 13d-(c)

          /x/  Rule 13d-1 (d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                            (Continued on following pages)

                              Page 1 of 17 Pages
                      Exhibit Index Contained on Page 14

 CUSIP NO. 007429 47 1                 13G                   Page  2 of 17 Pages

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI")
             94-3157816
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership
--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER
                                                                           - 0 -
     NUMBER OF     -------------------------------------------------------------
       SHARES       6     SHARED VOTING POWER
    BENEFICIALLY                                                       2,048,283
      OWNED BY     -------------------------------------------------------------
        EACH        7     SOLE DISPOSITIVE POWER
     REPORTING                                                             - 0 -
       PERSON      -------------------------------------------------------------
        WITH        8     SHARED DISPOSITIVE POWER
                                                                       2,048,283
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                       2,048,283
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 007429 47 1                 13G                    Page 3 of 17 Pages

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a California Limited Partnership ("KPCB
           VI Associates") 94-3158010
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
                                                                           - 0 -
     NUMBER OF   ---------------------------------------------------------------
       SHARES    6    SHARED VOTING POWER
    BENEFICIALLY      2,048,283 shares directly held by KPCB VI.  KPCB VI
      OWNED BY         Associates is the general partner of KPCB VI.
        EACH     ---------------------------------------------------------------
     REPORTING   7    SOLE DISPOSITIVE POWER
       PERSON                                                              - 0 -
        WITH     ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                      2,048,283 shares directly held by KPCB VI.  KPCB VI
                      Associates is the general partner of KPCB VI.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       2,048,283
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 007429 47 1                13G                     Page 4 of 17 Pages


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                                                                               0
                 ---------------------------------------------------------------
                  6     SHARED VOTING POWER
                        2,048,283 shares directly held by KPCB VI.  KPCB VI
     NUMBER OF          Associates is the general partner of KPCB VI.
       SHARES           Mr. Byers is a general partner of KPCB VI Associates.
    BENEFICIALLY        Mr. Byers disclaims beneficial ownership of shares
      OWNED BY          held directly by KPCB VI.
        EACH     ---------------------------------------------------------------
     REPORTING    7     SOLE DISPOSITIVE POWER
       PERSON                                                                  0
        WITH     ---------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,048,283 shares directly held by KPCB VI.  KPCB VI
                        Associates is the general partner of KPCB VI.
                        Mr. Byers is a general partner of KPCB VI Associates.
                        Mr. Byers disclaims beneficial ownership of shares
                        held directly by KPCB VI.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       2,048,283
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 007429 47 1                 13G                    Page 5 of 17 Pages

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                                                                               0
                 ---------------------------------------------------------------
                  6    SHARED VOTING POWER
                       2,048,283 shares directly held by KPCB VI.  KPCB VI
     NUMBER OF         Associates is the general partner of KPCB VI.
       SHARES          Mr. Khosla is a general partner of KPCB VI Associates.
    BENEFICIALLY       Mr. Khosla disclaims beneficial ownership of shares held
      OWNED BY         directly by KPCB VI.
        EACH     ---------------------------------------------------------------
     REPORTING    7    SOLE DISPOSITIVE POWER
       PERSON                                                                  0
        WITH     ---------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       2,048,283 shares directly held by KPCB VI.  KPCB VI
                       Associates is the general partner of KPCB VI.
                       Mr. Khosla is a general partner of KPCB VI Associates.
                       Mr. Khosla disclaims beneficial ownership of shares
                       held directly by KPCB VI.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       2,048,283
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 007429 47 1                 13G                    Page 6 of 17 Pages


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

--------------------------------------------------------------------------------
                  5      SOLE VOTING POWER
                                                                         170,220
                         (includes options exercisable within 60 days for
                         18,958 shares.)
                 ---------------------------------------------------------------
                  6      SHARED VOTING POWER
                         2,048,283 shares directly held by KPCB VI.  KPCB VI
     NUMBER OF           Associates is the general partner of KPCB VI.
       SHARES            Mr. Kvamme is a general partner of KPCB VI Associates.
    BENEFICIALLY         Mr. Kvamme disclaims beneficial ownership of shares
      OWNED BY           held directly by KPCB VI.
        EACH     ---------------------------------------------------------------
     REPORTING    7      SOLE DISPOSITIVE POWER
       PERSON                                                            170,220
        WITH             (includes options exercisable within 60 days for
                         18,958 shares.)
                 ---------------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER
                         2,048,283 shares directly held by KPCB VI.  KPCB VI
                         Associates is the general partner of KPCB VI.
                         Mr. Kvamme is a general partner of KPCB VI Associates.
                         Mr. Kvamme disclaims beneficial ownership of shares
                         held directly by KPCB VI.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       2,218,503
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 007429 47 1                 13G                    Page 7 of 17 Pages


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER
                                                                           - 0 -
                 ---------------------------------------------------------------
                   6      SHARED VOTING POWER
                          2,048,283 shares directly held by KPCB VI.  KPCB VI
     NUMBER OF            Associates is the general partner of KPCB VI.
       SHARES             Mr. Doerr is a general partner of KPCB VI
    BENEFICIALLY          Associates.  Mr. Doerr disclaims beneficial
      OWNED BY            ownership of shares held directly by KPCB VI.
        EACH     ---------------------------------------------------------------
     REPORTING     7      SOLE DISPOSITIVE POWER
       PERSON                                                              - 0 -
        WITH     ---------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          2,048,283 shares directly held by KPCB VI.  KPCB VI
                          Associates is the general partner of KPCB VI.
                          Mr. Doerr is a general partner of KPCB VI
                          Associates.  Mr. Doerr disclaims beneficial
                          ownership of shares held directly by KPCB VI.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       2,048,283
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 007429 47 1                 13G       Page 8 of 17 Pages


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER
                                                                               0
                 ---------------------------------------------------------------
                   6   SHARED VOTING POWER
                       2,048,283 shares directly held by KPCB VI.  KPCB VI
     NUMBER OF         Associates is the general partner of KPCB VI.
       SHARES          Mr. Lacob is a general partner of KPCB VI Associates.
    BENEFICIALLY       Mr. Lacob disclaims beneficial ownership of shares held
      OWNED BY         directly by KPCB VI.
        EACH     ---------------------------------------------------------------
     REPORTING     7   SOLE DISPOSITIVE POWER
       PERSON                                                                  0
        WITH     ---------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       2,048,283 shares directly held by KPCB VI.  KPCB VI
                       Associates is the general partner of KPCB VI.
                       Mr. Lacob is a general partner of KPCB VI Associates.
                       Mr. Lacob disclaims beneficial ownership of shares held
                       directly by KPCB VI.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       2,048,283
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 007429 47 1                 13G       Page 9 of 17 Pages


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Bernard Lacroute
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
                                                                               0
                 ---------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,048,283 shares directly held by KPCB VI.  KPCB VI
     NUMBER OF           Associates is the general partner of KPCB VI.
       SHARES            Mr. Lacroute is a general partner of KPCB VI
    BENEFICIALLY         Associates.  Mr. Lacroute disclaims beneficial
      OWNED BY           ownership of shares held directly by KPCB VI.
        EACH     ---------------------------------------------------------------
     REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON                                                                  0
        WITH     ---------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,048,283 shares directly held by KPCB VI.  KPCB VI
                         Associates is the general partner of KPCB VI.
                         Mr. Lacroute is a general partner of KPCB VI
                         Associates.  Mr. Lacroute disclaims beneficial
                         ownership of shares held directly by KPCB VI.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       2,048,283
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 007429 47 1                 13G       Page 10 of 17 Pages


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                                                                               0
                 ---------------------------------------------------------------
                   6  SHARED VOTING POWER
                      2,048,283 shares directly held by KPCB VI.  KPCB VI
     NUMBER OF        Associates is the general partner of KPCB VI.  Mr. Lally
       SHARES         is a general partner of KPCB VI Associates.  Mr. Lally
    BENEFICIALLY      disclaims beneficial ownership of shares held directly
      OWNED BY        by KPCB VI.
        EACH     ---------------------------------------------------------------
     REPORTING    7  SOLE DISPOSITIVE POWER
       PERSON                                                                  0
        WITH     ---------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      2,048,283 shares directly held by KPCB VI.  KPCB VI
                      Associates is the general partner of KPCB VI.  Mr. Lally
                      is a general partner of KPCB VI Associates.  Mr. Lally
                      disclaims beneficial ownership of shares held directly
                      by KPCB VI.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       2,048,283
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 17 Pages

ITEM 1(A).     NAME OF ISSUER.

               Prism Solutions, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               1000 Hamlin Court
               Sunnyvale, California 94089

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

               This amendment is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of the shares of Common Stock of Prism Solutions, Inc. held directly by KPCB VI (the "Shares") and, with respect to the general partners of KPCB VI Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VI, and KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

               Common Stock
               CUSIP # 007429 47 1

ITEM 3.        Not Applicable.

ITEM 4.        OWNERSHIP.

               See Rows 5-11 of the cover pages hereto.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

                                                            Page 12 of 17 Pages

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Prism Solutions, Inc. held by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                                             Page 13 of 17 Pages

                                      SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999

                                        KPCB VI ASSOCIATES, L.P.,
                                        A CALIFORNIA LIMITED PARTNERSHIP


                                        By: /s/ Brook H. Byers
                                           -------------------------------
                                            A General Partner


                                        BROOK H. BYERS
                                        VINOD KHOSLA
                                        E. FLOYD KVAMME
                                        L. JOHN DOERR
                                        JOSEPH S. LACOB
                                        BERNARD LACROUTE
                                        JAMES P. LALLY


                                        By: /s/ Michael S. Curry
                                           -------------------------------
                                            Michael S. Curry
                                            Attorney-in-Fact


                                        KLEINER PERKINS CAUFIELD & BYERS
                                        VI, L.P., A CALIFORNIA LIMITED
                                        PARTNERSHIP

                                        By KPCB VI Associates, L.P., a
                                        California limited partnership, its
                                        General Partner


                                        By: /s/ Brook H. Byers
                                           -------------------------------
                                            A General Partner

                                                             Page 14 of 17 Pages

                                    EXHIBIT INDEX

                                                             Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------
Exhibit A:  Agreement of Joint Filing                            15

Exhibit B:  List of General Partners of KPCB VI Associates       16

                                                             Page 15 of 17 Pages

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Common Stock of Prism Solutions, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and, with respect to the general partners, such other holdings as are reported therein.


Date:  February 12, 1999

                                        KPCB VI ASSOCIATES, L.P.,
                                        A CALIFORNIA LIMITED PARTNERSHIP


                                        By: /s/ Brook H. Byers
                                           -------------------------------
                                            A General Partner


                                        BROOK H. BYERS
                                        VINOD KHOSLA
                                        E. FLOYD KVAMME
                                        L. JOHN DOERR
                                        JOSEPH LACOB
                                        BERNARD LACROUTE
                                        JAMES P. LALLY


                                        By: /s/ Michael S. Curry
                                           -------------------------------
                                            Michael S. Curry
                                            Attorney-in-Fact

                                        KLEINER PERKINS CAUFIELD & BYERS
                                        VI, L.P., A CALIFORNIA LIMITED
                                        PARTNERSHIP

                                        By KPCB VI Associates, L.P., a
                                        California limited partnership, its
                                        General Partner


                                        By: /s/ Brook H. Byers
                                           -------------------------------
                                            A General Partner

                                                             Page 16 of 17 Pages


                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)    Brook H. Byers
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

2.   (a)    Vinod Khosla
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

3.   (a)    E. Floyd Kvamme
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

4.   (a)    L. John Doerr
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

5.   (a)    Joseph Lacob
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

6.   (a)    Bernard Lacroute
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

                                                             Page 17 of 17 Pages

7.   (a)    James P. Lally
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen